Exhibit 10.6

TRANSITION AND SETTLEMENT AGREEMENT

This agreement is dated 17 September 2026.

PARTIES

(1) Blue Gold Limited, a company incorporated in the Cayman Islands (the Company); and

(2) Andrew Cavaghan of Glebe House, Upper Swainswick, Bath BA1 8BX (Executive).

The Company and the Executive are together the Parties and each a Party.

BACKGROUND

(A) The Executive has resigned as Chairman, Chief Executive Officer and a director of the Company by letter dated 11 September 2026.

(B) The Parties wish to record the terms on which the Executive will step down, provide a short transition and settle claims arising from his offices, employment or engagement with the Company.

AGREED TERMS

1.	Definitions and interpretation

1.1	In this Agreement:

Adviser means the independent adviser identified in the adviser certificate at Schedule 2;

Agreement means this transition and settlement agreement, including its schedules;

Agreement Date means the date of this Agreement;

EIP means the Company equity incentive plan under which shares or awards have been granted to the Executive;

Non Performance Shares means all shares granted to the Executive under the EIP that are not subject to Performance Awards;

Performance Awards means the awards granted to the Executive under the EIP that remain subject to performance conditions and restrictions until December 2029;

Release Conditions means the Company performing clauses 5, 6 and 9.1 in full and the Company and Executive complying in all material respects with this Agreement;

Termination Date means 16 September 2026; and

Transition Period means the period from the Agreement Date to and including 14 October 2026.

1.2	References to legislation include that legislation as amended or replaced. A reference to writing includes email. Clause and schedule headings do not affect interpretation.

2.	Cessation of offices and employment

2.1	The Executive ceases to hold office as Chairman, Chief Executive Officer and a director of the Company on the Termination Date. To the extent any employment, consultancy or other engagement with the Company or a group undertaking continues after that date, it terminates on the Termination Date without notice.

2.2	The Executive shall promptly sign any reasonable document and do anything reasonably required to give effect to clause 2.1, including filings recording the cessation of his directorship. The Company shall make all corporate and regulatory filings for which it is responsible.

2.3	Except for the rights and obligations expressly preserved by this Agreement, the Executive has no continuing authority to act for or bind the Company after the Termination Date.

3.	Transition assistance

3.1	During the Transition Period, the Executive shall remain reasonably available to assist the incoming leadership team with handover and transition matters concerning his former responsibilities.

3.2	The assistance under clause 3.1 shall be provided without further compensation. It shall be requested on reasonable notice, at reasonable times and in a manner that does not unreasonably interfere with the Executive’s other commitments.

4.	Company property

4.1	If the Company makes a written request before the end of the Transition Period, the Executive shall return the Company laptop and mobile telephone in his possession by 14 October 2026 or as soon as reasonably practicable after the Company supplies suitable prepaid and insured return arrangements.

4.2	The Company shall bear the reasonable packing, insurance and delivery costs of returning those items. If it makes no written request before the end of the Transition Period, the Executive may retain them and the Company shall have no further claim to them.

5.	Expenses

5.1	The Company shall pay all outstanding business expenses already approved for payment to the Executive no later than 30 September 2026.

5.2	Payment under clause 5.1 is without deduction except as required by law and shall be made to the bank account most recently used by the Company to reimburse the Executive, unless the Executive gives different written instructions.

6.	Equity incentive plan

6.1	Within five calendar days after the Agreement Date, the Company shall take all steps within its control, and shall procure that its registrar and transfer agent take all steps within their control, to remove every restrictive legend from the Non Performance Shares.

6.2	The restrictions applicable to the Performance Awards shall remain in place until December 2029 in accordance with the applicable EIP grant terms. Nothing in this Agreement accelerates the vesting of, or removes the performance conditions applying to, the Performance Awards.

6.3	The Company shall cause a registration statement on Form S-8 covering all shares comprised in the EIP to be filed and effective no later than 30 September 2026, subject only to any matter outside the Company’s reasonable control that makes effectiveness by that date legally impossible. If that exception applies, the Company shall notify the Executive promptly, give reasonable details and use all reasonable endeavours to achieve effectiveness as soon as possible.

6.4	The Company shall not take, or omit to take, any step principally intended to frustrate the Executive’s rights under this clause 6.

7.	Mining opportunities and personnel

7.1	The Company consents to the Executive independently pursuing any mining acquisition or investment that the Company was considering or working on before the Agreement Date. To the extent any existing duty or restriction owed by the Executive to the Company would prevent that activity, the Company waives that duty or restriction for this purpose, but this clause does not transfer Company property or permit misuse of confidential information belonging to a third party.

7.2	If the Executive wishes to pursue an opportunity within clause 7.1, the Parties shall negotiate in good faith and use reasonable endeavours to agree by 30 September 2026 whether, and on what terms, compensation should be paid to the Company in respect of that opportunity, which are expected to encompass reimbursement of any due diligence and transactions costs incurred by the company and a royalty.

7.3	The Executive may separately approach, engage or employ any current or former employee, officer or director of the Company whose background is in mining and whose engagement with the Company was largely based on the Company pursuing mining activities. The Company waives any non solicitation restriction owed to it by the Executive to the extent necessary to permit that activity.

7.4	Nothing in clause 7.3 requires any person to accept an engagement or permits either Party to induce a breach of that person’s contract.

8.	Announcement and non disparagement

8.1	The Company shall give the Executive a reasonable opportunity to comment on and approve any press release or public announcement concerning his resignation or departure before publication. The Executive shall not unreasonably withhold or delay approval.

8.2	Neither Party shall make or publish any statement about the other that is defamatory or disparaging. The Company shall use reasonable endeavours to ensure that its directors and executive officers comply with this clause as if they were the Company.

8.3	Clause 8 does not prevent a Party from making a truthful statement required by law, regulation, a court, a competent authority or a recognised stock exchange, making a protected disclosure, obtaining professional advice, or correcting a materially inaccurate public statement. Where lawful and practicable, the Party making a required public statement shall consult the other Party in advance.

9.	Mutual settlement and release

9.1	With effect from the Agreement Date, the Company irrevocably waives and releases the Executive from all claims, demands, causes of action and liabilities, whether known or unknown, that the Company has or may have arising from or connected with his offices, employment, engagement, resignation or departure, except for:

(a)	a claim to enforce this Agreement;

(b)	a claim arising from fraud or fraudulent concealment by the Executive; and

(c)	a claim that cannot lawfully be waived.

9.2	Subject to the Release Conditions and clause 10, the Executive irrevocably waives and releases the Company and each of its past and present group undertakings, officers, directors, employees and shareholders from all claims, demands, causes of action and liabilities, whether known or unknown, that he has or may have arising from or connected with his offices, employment, engagement, resignation or departure, including the particular statutory claims listed in Schedule 1.

9.3	The waiver in clause 9.2 does not apply to:

(a)	a claim to enforce this Agreement;

(b)	accrued rights under any pension scheme;

(c)	a personal injury claim of which the Executive is not aware, and could not reasonably be expected to be aware, at the Agreement Date; or

(d)	a claim that cannot lawfully be waived.

9.4	Each Party accepts the releases in this clause as full and final settlement of the released claims. Neither Party admits liability.

9.5	No person other than a Party may enforce this clause, except that each person released under clause 9.2 may enforce the benefit of that release under the Contracts Rights of Third Parties Act 1999.

10.	Settlement agreement conditions

10.1	The Parties intend this Agreement to satisfy the statutory conditions regulating settlement agreements, including section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010, and the corresponding conditions under the legislation identified in Schedule 1.

10.2	The Executive warrants that, before signing this Agreement, he received independent advice from the Adviser on its terms and effect, including its effect on his ability to pursue the claims listed in Schedule 1.

10.3	The Executive warrants that the Adviser is a relevant independent adviser for the applicable legislation and has in force a contract of insurance or an indemnity covering the risk of a claim by the Executive arising from that advice.

10.4	The Executive shall procure that the Adviser signs the certificate in Schedule 2 and delivers it to the Company when the Executive signs this Agreement. The waiver of the Executive’s statutory claims under clause 9.2 takes effect only when the Company receives that signed certificate.

10.5	The Company shall pay the reasonable professional fees charged by the Adviser for advising the Executive on this Agreement and completing the certificate in Schedule 2, up to an aggregate maximum of US$5,000 (or its sterling equivalent on the date of the Adviser’s invoice), inclusive of any VAT, taxes and disbursements. The Company shall pay the Adviser directly within 10 calendar days after receiving a valid invoice. The Executive is responsible for any amount above that cap unless the Company agrees otherwise in writing.

11.	Warranties and authority

11.1	Each Party warrants that it has authority to enter into and perform this Agreement.

11.2	The Company warrants that its board or a duly authorised committee has approved this Agreement and the transactions contemplated by it, including the releases, equity actions and waivers given by the Company.

11.3	The Executive warrants that, as at the Agreement Date, he has not assigned any claim released under clause 9.2 and is not aware of any circumstances giving rise to a personal injury claim against a released person.

12.	Confidential and protected communications

12.1	Nothing in this Agreement prevents the Executive from making a protected disclosure within Part IVA of the Employment Rights Act 1996, reporting a suspected criminal offence, co operating with a regulator or law enforcement body, or making any disclosure required by law.

12.2	Nothing in this Agreement requires either Party to conceal unlawful conduct or prevents either Party from obtaining confidential legal, tax, financial or medical advice.

13.	Notices

13.1	A notice under this Agreement must be in writing and delivered by hand, prepaid first class post or email to the address last notified by the receiving Party for that purpose.

13.2	A notice is deemed received: if delivered by hand, when left at the proper address; if sent by prepaid first class post within the United Kingdom, at 9.00 am on the second Business Day after posting; and if sent by email, when transmitted without an error message, provided that an email sent after 5.00 pm is deemed received at 9.00 am on the next Business Day.

13.3	Notices to the Executive shall be sent to Glebe House, Upper Swainswick, Bath BA1 8BX and his email address most recently used for correspondence with the Company. Notices to the Company shall be sent to its registered office and to the email address most recently used by its Compensation Committee to correspond with the Executive.

14.	Entire agreement and continuing documents

14.1	This Agreement constitutes the entire agreement between the Parties concerning the Executive’s resignation, departure and transition and supersedes all earlier discussions or correspondence on those subjects.

14.2	The EIP and each applicable grant document continue in force except to the extent expressly varied by this Agreement. If there is an inconsistency, this Agreement prevails to the extent of the inconsistency.

14.3	Each Party acknowledges that it has not relied on any statement or promise not set out in this Agreement. This clause does not exclude liability for fraud or fraudulent misrepresentation.

15.	Variation assignment and further assurance

15.1	A variation of this Agreement is effective only if it is in writing and signed by or on behalf of each Party.

15.2	Neither Party may assign or transfer its rights or obligations under this Agreement without the other Party’s prior written consent, except that the Company may assign the benefit of clause 9 to a successor to all or substantially all of its business.

15.3	Each Party shall sign documents and take reasonable steps necessary to give effect to this Agreement.

16.	Severance

16.1	If any provision is invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If modification is not possible, the provision shall be deleted. The remaining provisions continue in force.

17.	Counterparts and electronic signature

17.1	This Agreement may be signed in counterparts. Each counterpart is an original and all counterparts together form one agreement.

17.2	Delivery of a signed counterpart by email or an electronic signature platform is effective as delivery of an original.

18.	Governing law and jurisdiction

18.1	This Agreement and any non contractual obligations arising out of or in connection with it are governed by the law of England and Wales.

18.2	The courts of England and Wales have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement, including a dispute relating to its existence, validity or termination or any non contractual obligation.

SCHEDULE 1

PARTICULAR CLAIMS WAIVED BY THE EXECUTIVE

The claims waived by clause 9.2 include claims arising under or by reference to the following provisions, to the extent applicable to the Executive and the circumstances of his departure:

1.	the Employment Rights Act 1996, including claims for unfair dismissal, automatically unfair dismissal, unlawful detriment, unauthorised deductions from wages, statutory notice and failure to provide written particulars;

2.	the Equality Act 2010, including claims concerning direct or indirect discrimination, harassment, victimisation, equal pay and failure to make reasonable adjustments;

3.	the Trade Union and Labour Relations Consolidation Act 1992, including claims concerning trade union activities and collective consultation;

4.	the Working Time Regulations 1998, including claims concerning working time, rest periods and holiday pay;

5.	the National Minimum Wage Act 1998;

6.	the Part time Workers Prevention of Less Favourable Treatment Regulations 2000 and the Fixed term Employees Prevention of Less Favourable Treatment Regulations 2002;

7.	the Transfer of Undertakings Protection of Employment Regulations 2006;

8.	the Agency Workers Regulations 2010;

9.	the Employment Relations Act 1999, the Employment Act 2002 and the Employment Act 2008;

10.	the Pensions Act 2008, so far as claims may lawfully be settled;

11.	the Data Protection Act 2018 and the UK General Data Protection Regulation, so far as claims may lawfully be settled;

12.	contract, tort, breach of fiduciary or statutory duty, negligence, misrepresentation, defamation, personal injury of which the Executive is aware, and any claim for salary, bonus, commission, holiday pay, expenses, notice, severance, compensation or benefits; and

13.	any claim arising from the Executive’s status as an officer or director, his resignation from office or the termination of his employment or engagement.

SCHEDULE 2

INDEPENDENT ADVISER CERTIFICATE

I confirm that I am a relevant independent adviser for the purposes of section 203 of the Employment Rights Act 1996, section 147 of the Equality Act 2010 and the other applicable legislation identified in Schedule 1.

I have advised Andrew Cavaghan on the terms and effect of this Agreement and, in particular, its effect on his ability to pursue the claims identified in Schedule 1.

At the time I gave that advice, a contract of insurance or an indemnity provided cover for the risk of a claim by Andrew Cavaghan arising from that advice.

Signed by the Adviser: ______________________________________________

Name of Adviser: ______________________________________________

Name of firm: ______________________________________________

Professional status: ______________________________________________

Address: ______________________________________________

Date: ______________________________________________

SIGNATURES

This Agreement has been entered into on the date stated at the beginning of it.

Signed by Andrew Cavaghan	Signed for and on behalf of
Blue Gold Limited

Signature:	Signature:

Date:	Name: David Edward
Title: Chairman of the Compensation Committee

Date: